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                                                                  Exhibit (h)(9)

                      COMPLIANCE SUPPORT SERVICES AMENDMENT
                                       TO
                       TRANSFER AGENCY SERVICES AGREEMENT

                             -----------------------

This Amendment to the Transfer Agency Services Agreement (the "Amendment") is made as of October 21, 2004, by and between ABN AMRO FUNDS (formerly known as Alleghany Funds), a Delaware business trust (the "Company") and PFPC INC., a Massachusetts corporation ("PFPC").

                                   BACKGROUND

The Company and PFPC are parties to a Transfer Agency Services Agreement dated as of April 1, 2000, as amended to date (the "Agreement") relating to PFPC's provision of certain services to the Company's investment portfolios listed on Schedule A to the Agreement, as may be amended from time to time. The parties are amending the Agreement for PFPC to provide the compliance support services described herein to the Company.

                                      TERMS

The parties hereby agree that:

1. Provision of Services; Fees. PFPC shall provide to the Company the compliance support services ("Compliance Support Services") described on Appendix A, as such may be amended in writing from time to time by the parties; and, as compensation for such services, the Company will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Company and PFPC, and PFPC's out-of pocket expenses. Out-of-pocket expenses include, but are not limited to: overnight express charges; courier services; facsimile and other telecommunications charges; duplicating charges; travel costs; transmission expenses and all other miscellaneous expenses and fees incurred in connection with the Compliance Support Services.

2. Compliance Support Services. Compliance Support Services are administrative in nature and are not, nor shall they be, construed as, legal advice to or the provision of legal services for or on behalf of the Company or any other person. Compliance Support Services performed by PFPC will be at the request and direction of the Company and its Chief Compliance Officer ("CCO"). PFPC disclaims liability to the Company, and the Company is solely responsible, for the selection, qualifications and performance of the Company's CCO and the adequacy and effectiveness of the Company's compliance program and infrastructure.

3. Indemnity. The Company shall indemnify, defend and hold PFPC and its affiliates and their respective directors, trustees, officers, agents and employees harmless from all claims, suits, actions, damages, losses, and liabilities, including attorneys' fees and court costs, and all other out-of-pocket costs and expenses (collectively "Losses") arising directly or indirectly from the provision or performance of Compliance Support Services (including, without limitation, any Losses arising under the Federal Securities Laws, as that term is defined in Rule 38a-1 of the Investment Company Act of
1940) ; provided, however, that the Company shall not be obligated


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to indemnify PFPC for Losses to the extent caused by PFPC's failure to perform
Compliance Support Services in accordance with the standard of care set forth in the Agreement.

4.  Miscellaneous.

(a) As hereby amended, the Agreement shall remain in full force and effect in accordance with its terms and conditions. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

(b) The Agreement and this Amendment constitute the complete understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior communications with respect thereto.

(c) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers designated below on the date first written above.

ABN AMRO FUNDS

By: /s/ Gerald Dillenburg
   -------------------------------
Name: Gerald Dillenburg
     -----------------------------
Title: Chief Operating Officer
      ----------------------------



PFPC INC.

By: /s/ James M. Passman
   -------------------------------
Name: James M. Passman
     -----------------------------
Title: Senior Vice President
      ----------------------------


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                                   APPENDIX A

COMPLIANCE SUPPORT SERVICES

PFPC Inc. will provide assistance from various PFPC lines of business in completing ABN AMRO Funds' Control Objective Matrix relating to ABN AMRO Funds' compliance policies and procedures.


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